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                            September 7, 2021

       Peter Crawford
       Executive Vice President and Chief Financial Officer
       The Charles Schwab Corporation
       3000 Schwab Way
       Westlake, TX 76262

                                                        Re: The Charles Schwab
Corporation
                                                            Registration
Statement on Form S-4
                                                            Filed August 24,
2021
                                                            File No. 333-259030

       Dear Mr. Crawford:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance